Exhibit 10.31

BIOMET, INC.

DEFERRED SAVINGS PLAN

Effective as of January 1, 2011

- i -

- ii -

BIOMET, INC.
DEFERRED SAVINGS PLAN

PREAMBLE
1.    The Company desires to establish the Biomet, Inc. Deferred Savings Plan, effective as of January 1, 2011. The purpose of the Plan is to provide a select group of key management and highly compensated employees and the members of the Biomet, Inc. Board of Directors an opportunity, in accordance with the terms and conditions set forth herein, to defer the receipt of compensation. By offering this Plan, the Company intends to build management loyalty and its business; provide a tax deferral alternative; permit deferral of amounts beyond the limits of its qualified plans; and further enhance existing benefit plans. Notwithstanding any provision in the Plan to the contrary, this Plan supersedes the Biomet, Inc. Deferred Compensation Plan (Post-409A Plan) that was effective as of January 1, 2005 ("Prior Plan") with respect to deferrals and Company contributions made with respect to compensation earned on or after January 1, 2011, and is intended to comply with the requirements of Code Section 409A.
2.    The Plan is an unfunded benefit plan within the meaning of ERISA Sections 201, 301 and 401 and the Code. Benefits payable under the Plan with respect to a participant or beneficiary shall be paid from the general assets of the Company. To assist the Company in meeting its obligations under the Plan, the Company has established a trust. The right of a participant or beneficiary to receive payment under the Plan is merely a contractual right to payment from the Company and the Plan does not give participants or beneficiaries any interest in, or right to, any of the assets of any affiliated employer other than as a general creditor of his employer.
3.    Participation in the Plan is voluntary. A Participant may elect to defer a portion of his or her Compensation and/or Performance Bonuses under the Plan and, at all times, shall be 100% Vested in amounts credited to his or her Deferral Account. Under this Plan, the Company has no obligations to make employer contributions to the Plan; however, the Company shall retain the right to make discretionary allocations to the Accounts of Participants at the times and in the amounts designated by the Company in its sole discretion.
ARTICLE I.

DEFINITIONS AND CONSTRUCTION
Section 1.1.    Definitions. Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.
(a)    "Account" or "Accounts" shall mean all of such accounts as are specifically authorized for inclusion in this Plan.
(b)    "Base Salary" shall mean that portion of a Participant's Compensation that is his or her annual base salary, excluding bonuses, Performance Bonuses, commissions, incentive and all other remuneration for services rendered to the Company.

(c)    "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee (or its designee) to receive the benefits specified hereunder in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Committee (or its designee). Any beneficiary designation shall be revocable at any time through a written instrument filed by the Participant with the Committee (or its designee) with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Participant's spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee (or its designee) determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee (or its designee) that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that person's living parent(s) to act as custodian, (ii) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee (or its designee) to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee (or its designee) decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant's estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.
(d)    "Board of Directors" or "Board" shall mean the Board of Directors of Biomet, Inc.
(e)    "Change in Control" shall mean a change in control as defined in Treasury regulation section 1.409A-3(i)(5), with respect to the applicable corporation. For purposes of this definition, "applicable corporation" means:
(a)    The corporation for which the Participant is performing services at the time of the change in control event;

(b)    The corporation(s) liable for payment hereunder (but only if either the accrued benefit hereunder is attributable to the performance of service by the Participant for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such benefit is the avoidance of Federal income tax); or
(c)    A corporate majority shareholder of one of the corporations described (i) or (ii) above or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii) above.
(f)    "Code" shall mean the Internal Revenue Code of 1986, as amended.
(g)    "Committee" shall mean the Benefits Committee appointed by the President of the Company in accordance with Article VII.
(h)    "Company" shall mean Biomet, Inc. and any subsidiary or affiliate of Biomet, Inc. designated as eligible by the Committee to participate in the Plan, and any successor thereto that adopts this Plan.
(i)    "Company Contribution Account" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Discretionary Contribution Amount, if any, and the Company Matching Contribution Amount, if any, and net earnings and losses on such amounts pursuant to Section 4.2.
(j)    "Company Discretionary Contribution Amount" shall mean such discretionary amount, if any, credited by the Company to a Participant's Company Contribution Account for a Plan Year. Such amount to be credited may differ from Participant to Participant both in amount, including no amount, and as a percentage of Compensation and/or Performance Bonuses.
(k)    "Company Matching Contribution Amount" shall mean such discretionary amount, if any, credited by the Company to a Participant's Company Contribution Account for a Plan Year. Such amount to be credited may differ from Participant to Participant both in amount, including no amount, and as a percentage of Compensation and/or Performance Bonuses.
(l)    "Compensation" shall mean, (i) with respect to a Participant who is an employee of the Company for a Plan Year, the Participant's wages for federal income tax purposes for such year, including, Base Salary, bonuses (other than Performance Bonuses), incentive compensation and commissions, increased by amounts that would have been included in the Participant's wages for the year but for the Participant's election pursuant to Code Section 125 or 401(k) or this Plan; (ii) with respect to a Participant who is a Director, the amount of cash paid to the Director, including, but not limited to, Board of Directors fees, committee fees, and such other amounts paid for services as a Director, or (iii) any other type of compensation or remuneration determined by the Committee (or its designee) to be eligible for deferral under the Plan. Amounts distributed from a Participant's Accounts in any Plan Year shall not be considered Compensation again in the year of distribution.
(m)    "Deferral Account" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with amounts equal to (i) the portion of the Participant's Compensation and/or Performance Bonus that he or she elects to defer, and (ii) net earnings and losses attributable to such Account pursuant to Section 4.1.
(n)    "Director" shall mean any member of the Board who is not also an officer or employee of the Company.
(o)    "Disability" shall mean the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan maintained by the Company or a Participating Subsidiary for employees, within the meaning of Code Section 409A(a)(2)(C) and Treasury regulation section 1.409A-3(i)(4).
(p)    "Distributable Amount" shall mean the Vested balance in the Participant's Deferral Account and Company Contribution Account.
(q)    "Distribution Event" shall mean the earliest to occur of (i) the Participant's Separation from Service, (ii) the Participant's Scheduled Withdrawal Payment Date, (iii) the Participant's Disability, (iv) approval of Hardship Distribution, (v) the Participant's death, or (vi) if elected by the Participant, a Change in Control of the Company.
(r)    "Effective Date" shall be January 1, 2011.
(s)    "Eligible Person" shall mean (i) any common law employee of the Company or a Participating Subsidiary that the Committee (or its designee) designates as a key management and/or highly compensated employee of the Company or a Participating Subsidiary and eligible to participate in the Plan, and (ii) any Director.
(t)    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
(u)    "Fund" or "Funds" shall mean one or more of the investment funds selected by the Committee (or its designee) pursuant to Section 3.4(b).
(v)    "Hardship Distribution" shall mean a distribution due to an "unforeseeable emergency" within the meaning given to that term under Code Section 409A and Treasury regulation section 409A-3(i)(3). In general, "unforeseeable emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her dependent (as defined in Code Section 152(a)), loss of a Participant's property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.
(w)    "Initial Election Period" shall mean the 30-day period (or such longer period elected by the Committee (or its designee)) immediately preceding the Plan Year beginning after the date on which an individual first becomes an Eligible Person.
(x)    "Participant" shall mean any Eligible Person who becomes a Participant in this Plan in accordance with Article II.
(y)    "Participating Subsidiary" shall mean a subsidiary of Biomet, Inc. which the Committee has designated as such and whose employees are eligible to participate in the Plan; provided that such employee is an Eligible Person.
(z)    "Payment Date" shall be a date within the 30-day period immediately following the date on which the Distribution Event occurs; provided, however, that if the Distribution Event is the Participant's Scheduled Withdrawal Payment Date, the Payment Date shall be the first day of July next following such Scheduled Withdrawal Payment Date.
(aa)    "Performance Bonus" shall mean any bonus intended to qualify as "performance-based compensation" under Code Section 409A and Treasury regulation section 1.409A-1(e) and for which the Participant must be employed on the last day of the 12-month performance period to be entitled to receive the Performance Bonus. Amounts distributed from a Participant's Accounts in any Plan Year shall not be considered a Performance Bonus again in the year of distribution.
(bb)    "Plan" shall mean the Biomet, Inc. Deferred Savings Plan, as amended from time to time.
(cc)    "Plan Year" shall be the calendar year.
(dd)    "Scheduled Withdrawal Payment Date" shall mean the date elected by the Participant for payment of amounts from his Accounts that will be deferred in a given Plan Year, and earnings and losses attributable thereto, to be made or to begin to be made as set forth on the Participant's election form (electronically or otherwise) for such Plan Year. A Participant's Scheduled Withdrawal Payment Date can be no earlier than two years from the last day of the Plan Year for which the applicable deferrals of Compensation and/or Performance Bonuses are made.

(ee)    "Separation from Service" shall mean a "separation from service" within the meaning of Code Section 409A(2)(A)(i) and Treasury regulation section 1.409A-1(h) and shall mean, (i) with respect to a Participant who is an employee of the Company, the complete termination of the employment relationship between the Participant and the Company and/or all affiliated employers within the meaning of Code Section 414(b) or (c), for any reason other than death, and (ii) with respect to a Director who is not also an employee of the Company, the complete cessation of membership on the Board and/or the boards of all affiliated employers within the meaning of Code Section 414(b) or (c), in which he or she serves, for any reason other than death.
(ff)    "Specified Employee" shall mean an individual who, at the time of his Separation from Service, is a "specified employee" within the meaning of Code Section 409A(2)(B)(i) and Treasury regulation section 1.409A-1(i). For purposes of the preceding sentence, the "specified employee identification date" shall be December 31 (of the prior Plan Year) and the "specified employee effective date" shall be the following April 1.
(gg)    "Trust" shall mean the grantor trust established by the Company to hold assets for the provision of benefits under the Plan.
(hh)    "Trustee" shall mean any trustee appointed by the Committee.
(ii)    "Vested" means, with respect to an Account, that portion of the Participant's interest in his or her Account that is nonforfeitable, as determined under Article V.
Section 1.2.    Rules of Construction.
(a)    The Plan is intended to comply with (i) Code Section 409A and (ii) the applicable provisions of ERISA, and it shall be interpreted and administered in accordance with such intent. Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Indiana without regard to conflict of law principles, and the following provisions of this Section.
(b)    Words used in the masculine gender shall be construed to include the feminine gender where appropriate, and vice versa.
(c)    Words used in the singular shall be construed to include the plural where appropriate, and vice versa.
(d)    The headings and subheadings in the Plan are inserted for the convenience of reference only and are not to be considered in the construction of any provision of the Plan.
ARTICLE II.

PARTICIPATION

Section 2.1.    Determination of Eligible Person. The Committee shall, from time to time, determine which individuals are Eligible Persons under the Plan. An Eligible Person shall become a Participant only after completing such forms (electronically or otherwise) and making such elections as the Committee (or its designee) may prescribe, including an agreement to be bound by the terms of the Plan and all determinations of the Committee. Notwithstanding the foregoing, any Eligible Person who was a participant in the Prior Plan on December 31, 2010 shall continue to be a Participant in this Plan.
Section 2.2.    Enrollment. An Eligible Person shall become a Participant in the Plan by electing to defer Compensation and/or Performance Bonuses in accordance with Section 3.1, in accordance with such procedures as may be established from time to time by the Committee (or its designee). An individual who, at any time, ceases to be an Eligible Person, as determined in the sole discretion of the Committee (or its designee), other than an Eligible Person who (i) becomes employed by a related company of the Company, which is not a Participating Subsidiary or (ii) is transferred to an international assignment, shall continue to be eligible to defer Compensation and/or Performance Bonuses until the end of the Plan Year in which such individual ceases to be an Eligible Person, and no future deferrals shall be allowed until such time as the individual again becomes an Eligible Person. In such case, the individual shall remain a Participant in the Plan with respect to amounts already deferred but not yet withdrawn or distributed. A Participant shall remain a Participant until all amounts to which he or she is entitled under the Plan have been paid.
Section 2.3.    Transferred Employees. An Eligible Person who (i) becomes employed by a related company of the Company which is not a Participating Subsidiary, or (ii) is transferred to an international assignment, shall not be eligible to make any further deferrals under the Plan; however, such individual shall remain a Participant in the Plan with respect to amounts already deferred but not yet withdrawn or distributed. Any deferrals for the current Plan Year shall terminate as of the date of transfer.
Section 2.4.    Amendment of Eligibility Criteria. The Committee (or its designee) may, in its discretion, change the criteria for eligibility to comply with all applicable laws relating to salary grade and compensation levels; provided, however, that no change in the criteria for eligibility of any officer of the Company shall be effected unless such changes are (i) within parameters established by the Compensation Committee of the Board, or (ii) approved by the Compensation Committee of the Board.
ARTICLE III.

DEFERRAL ELECTIONS
Section 3.1.    Elections to Defer Compensation and/or Performance Bonuses.
(a)    Initial Election Period. Subject to the provisions of Article II, each Participant may elect to defer Compensation by filing with the Committee (or its designee) an election that conforms to the requirements of this Section 3.1, on a form (electronically or otherwise) provided by the Committee (or its designee), no later than the last day of his or her Initial Election Period.

(b)    Deferral of Compensation - General Rule. The amount of Compensation which a Participant may elect to defer is such Compensation earned on or after the time at which the Participant elects to defer in accordance with subsection (a). A Participant may defer up to 100% of his or her Compensation provided that the total amount deferred by the Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements, each as applicable, as determined in the sole and absolute discretion of the Committee (or its designee). The Committee (or its designee) may establish certain minimum contribution amounts from time to time with respect to particular Plan Years.
(c)    Duration of Compensation Deferral Election. A Participant's initial election to defer Compensation must be received by the Committee (or its designee) prior to the last day of the Participant's Initial Election Period and is to be effective with respect to Compensation received in the Plan Year after such deferral election is processed and for the duration of such Plan Year. A Participant's deferral election shall continue in effect for the entire Plan Year. A Participant must make a new deferral election for each Plan Year by filing a new election on or before the end of the election period (as established by the Committee or its designee) prior to the beginning of the next Plan Year, which election shall be effective on the first day of the next following Plan Year.
(d)    Deferral of Performance Bonuses – Special Rule. Notwithstanding the preceding provisions of this Section, a Participant may elect to defer up to 100% of his or her Performance Bonus in accordance with the special rules applicable to performance-based compensation under Code Section 409A and Treasury regulation section 1.409A-2(a)(8). Any such election with respect to the performance period for the Performance Bonus must be received by the Committee or its designee not later than six (6) months before the end of such performance period. Any such election shall become irrevocable six (6) months before the end of such performance period. Any election made under this Subsection (d) shall be effective only for the performance period to which it relates.
Section 3.2.    Elections as to Timing and Form of Payment of Benefits.
(a)    Election of Scheduled Withdrawal Payment Date. At the time a Participant makes a deferral election (which election must be made not later than the end of the election period (as established by the Committee or its designee) and which must be before the end of the year immediately preceding the year in which the deferrals will be made), he or she shall also elect his Scheduled Withdrawal Payment Date, if any, for the payment of the Participant's Vested Accounts attributable to those deferrals. The Participant shall communicate this timing decision by submitting an applicable form (electronically or otherwise) to the Committee or its designee. Notwithstanding any other provision to the contrary under the Plan, if installments for a Scheduled Withdrawal Payment Date have not commenced prior to the Participant's Separation from Service, the form of the distribution shall follow the form elected as of the Participant's Separation from Service, and if the installments for a Scheduled Withdrawal Payment Date have commenced prior to a

Participant's Separation from Service, the form of the distribution shall follow the installment form elected with respect to such Scheduled Withdrawal Payment Date.
(b)    Election of Form of Payment. At the time a Participant makes a deferral election (which election must be made not later than the end of the election period (as established by the Committee or its designee) and which must be before the end of the year immediately preceding the year in which the deferrals will be made), he shall also elect the form of the distribution for those deferrals, as described in subsection (c). The Participant shall communicate this form of payment decision by submitting an applicable form (electronically or otherwise) to the Committee (or its designee).
(c)    Forms of Payment. A Participant may elect either (i) a lump sum payment on the Participant's Payment Date, or (ii) substantially equal annual installment payments over a period of (A) two (2) to five (5) years as the form of distribution for a Scheduled Withdrawal Payment Date, or (B) five (5) or ten (10) years as the form of distribution for a Separation from Service, provided any minimum balance established by the Committee (or its designee) for installments is met. If all or any portion of an Account is payable in installments, the first installment shall be paid as of the Participant's Payment Date, and remaining installments shall be paid on the first day of July of the subsequent calendar years, as applicable. Each installment shall consist of a percentage of the Account, which shall be equal to (i) one, divided by (ii) one plus the number of installments remaining after the installment for which the calculation is being made. If the Participant does not elect a form of payment pursuant to this Section, he shall be deemed to have elected a lump sum.
Section 3.3.    Subsequent Elections Regarding Timing and Form of Payment.
(a)    Except as provided in this Section or in Article VI of this Plan, a Participant may not revoke or revise his prior election as to the timing and form of the payment under this Plan. Except as provided in this Section or in Article VI of this Plan, any subsequent election having the effect of acceleration of payments shall not be permitted under this Plan.
(b)    A subsequent change in an election as to either the timing or form of payments shall be permitted only in accordance with the following restrictions:
(i)    A change in timing or form of payment shall not be effective until at least twelve (12) months after the date on which the subsequent election is made;
(ii)    Except in the case of an election relating to a payment on account of death, Disability, or a Hardship Distribution, the timing or form elected on the subsequent election must be a date that is not less than five (5) years later than the date such payment would otherwise have been made; and
(iii)    The subsequent election may not be made less than twelve (12) months before the date on the initial deferral election.

Section 3.4.    Investment Elections.
(a)    At the time of making the deferral elections described in this Article III, the Participant shall designate, on a form (electronically or otherwise) provided by the Committee (or its designee), the types of Funds in which the Participant's Account shall be deemed to be invested for purposes of determining the amount of earnings to be credited to those Accounts. In making the designation pursuant to this Section, the Participant may specify that all or any multiple of his or her Accounts be deemed to be invested, in whole percentage increments, in one or more of the types of Funds provided under the Plan as communicated from time to time by the Committee (or its designee). On a form (electronically or otherwise) provided by the Committee (or its designee), a Participant may change each of the investment allocations at least monthly or as more frequently as permitted by the Committee or its designee. If a Participant fails to elect a type of Fund under this Section, he or she shall be deemed to have elected the money market type of Fund.
(b)    Although the Participant may designate the type of investments, the Committee shall not be bound by such designation, and the amounts credited to such Accounts may not actually be invested in the underlying Fund or Funds. The Accounts may be hypothetically invested in such Fund or Funds and net gains and losses associated with such Fund or Funds will be credited or debited to the Accounts, as applicable. The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to subsection (a) above to be the Funds. The net gains and losses of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant's Account under Article IV.
ARTICLE IV.

DEFERRAL ACCOUNTS AND TRUST FUNDING
Section 4.1.    Deferral Accounts. The Committee (or its designee) shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant's Deferral Account shall be further divided into separate subaccounts ("investment fund subaccounts"), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.4(a). A Participant's Deferral Account shall be credited as follows (except as otherwise determined by the Committee or its designee):
(d)    As soon as administratively feasible after amounts are withheld and deferred from a Participant's Compensation and/or Performance Bonus, the Committee (or its designee) shall credit the investment fund subaccounts of the Participant's Deferral Account with an amount equal to the Compensation and/or Performance Bonus deferred by the Participant in accordance with the Participant's election under Section 3.4(a); that is, the portion of the Participant's deferred Compensation and/or Performance Bonus that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the investment fund subaccount corresponding to that Fund;

(e)    Under procedures established by the Committee or its designee, each investment fund subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the net gains and losses for the corresponding Fund selected by the Participant.
(f)    All amounts attributed to the deferral of Compensation and/or Performance Bonus for each Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and/or Performance Bonus and net investment gains and losses associated with such Plan Year's deferral of Compensation and/or Performance Bonus.
Section 4.2.    Company Contribution Account. The Company is not required to make contributions to the Plan on behalf of a Participant but reserves the right to credit Participants' Accounts with discretionary or matching contributions from time to time in its sole discretion. In the event that the Company elects to make a Company Discretionary Contribution Amount or a Company Matching Contribution Amount, the Committee (or its designee) shall establish and maintain a Company Contribution Account for each Participant under the Plan who receives such allocation to his or her Accounts. Each Participant's Company Contribution Account if not designated by the Company at the time of contribution shall be further divided into separate investment fund subaccounts corresponding to the Fund(s) elected by the Participant pursuant to Section 3.4(a). A Participant's Company Contribution Account shall be credited as follows:
(c)    Under procedures established by the Committee or its designee, the Committee (or its designee) shall credit the investment fund subaccounts of the Participant's Company Contribution Account with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant, or Company Matching Contribution Amount, if any, applicable to that Participant, which the Participant elected to be deemed to be invested in a certain type of Fund shall be credited to the corresponding investment fund subaccount; and
(d)    Under procedures established by the Committee or its designee, each investment fund subaccount of a Participant's Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the net gains and losses for the corresponding Fund selected by the Participant.
Section 4.3.    Trust Funding. The Company may establish a Trust with the Trustee. The Company may cause the Trust to be funded each year, but only to the extent of (a) an amount equal to the amount deferred (as adjusted for earnings and losses) by each Participant; (b) the aggregate amount of Company Discretionary Contribution Amounts (as adjusted for earnings and losses); and (c) the aggregate amount of Company Matching Contribution Amounts (as adjusted for earnings and losses).

Although the principal of the Trust, if formed, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust, if formed, prior to the time such assets are paid to the Participants or Beneficiaries as benefits, and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in the Trust, if formed, shall be subject to the claims of Company's general creditors under federal and state law in the event of insolvency.
ARTICLE V.

VESTING
Section 5.1.    Participant Contributions. A Participant shall at all times be 100% Vested in his or her Deferral Account.
Section 5.2.    Company Contributions. In the event that the Company elects to credit the Company Contribution Accounts of Participants with Company Discretionary Contribution Amounts and/or Company Matching Contribution Amounts, then the Company, in its sole discretion, shall establish a vesting schedule for the Company Contribution Account as it deems appropriate. Any Participant that Separates from Service with the Company prior to full vesting shall irrevocably forfeit the portion of his Company Contribution Account not Vested, and in no event shall the Company Contribution Account be distributed prior to vesting. Such forfeitures shall be retained by the Company.
ARTICLE VI.

DISTRIBUTIONS
Section 6.1.    Distribution of Deferred Compensation and/or Performance Bonuses and Discretionary Company Contributions.
(c)    Distribution Due to Separation from Service or Scheduled Withdrawal Payment Date of Small Accounts. Subject to Section 6.6, in the case of a Participant who incurs a Distribution Event due to Separation from Service or Scheduled Withdrawal Payment Date and has an Account balance of less than $10,000.00, the Distributable Amount shall be paid to the Participant in a lump sum distribution on the Participant's Payment Date; provided, however, that no such acceleration shall be permitted under this Section to the extent that (i) such payment would not otherwise result in the complete liquidation of the entirety of the Participant's interest under the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury regulation section 1.409A-1(c)(2), and (ii) the sum of all such payments would exceed $10,000.00.
(d)    Distribution Due to Separation from Service or Scheduled Withdrawal Payment Date of all other Accounts. Subject to Section 6.6, in the case of a Participant who incurs a Distribution Event due to Separation from Service or Scheduled Withdrawal

Payment Date and has an Account balance, including amounts deferred under all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury regulation section 1.409A-1(c)(2), of more than $10,000.00, such Participant shall receive, or shall begin to receive if payable in installments, his or her Distributable Amount, in the form elected by the Participant as of his Payment Date.
(e)    Distribution Due to Death. In the case of a Participant who dies before his Accounts have been distributed in full, the Participant's Beneficiary shall receive the total undistributed Vested balance in the Participant's Accounts in a lump sum distribution as soon as administratively feasible following the date of the Participant's death.
(f)    Distribution Due to Disability. In the case of a Participant who incurs a Distribution Event due to Disability, the Participant shall receive the total undistributed Vested balance in the Participant's Accounts in a lump sum distribution as soon as administratively feasible following the date a determination has been made by the Committee (or its designee) that the Participant has incurred a Disability. For purposes of determining a Participant's Disability, the determination shall be made in accordance with the Company's long-term disability plan in effect at the time of the Participant's claim of Disability, provided the definition of disability applied under such disability plan complies with this Plan's definition of Disability.
(g)    Earnings. A Participant's Accounts shall continue to be credited with earnings pursuant to Article IV of the Plan until all amounts credited to his or her Accounts under the Plan have been distributed.
Section 6.2.    Hardship Distribution. A Participant shall be permitted to elect a Hardship Distribution from his or her Vested Accounts prior to his or her Payment Date, subject to the following restrictions:
(a)    The election to take a Hardship Distribution shall be made by filing a form (electronically or otherwise) provided by and filed with the Committee (or its designee) prior to the end of any calendar month.
(b)    The Committee (or its designee) shall have made a determination that the requested distribution constitutes a Hardship Distribution in accordance with Section 1.1(u) of the Plan.
(c)    The amount determined by the Committee (or its designee) as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee (or its designee).
(d)    If a Participant receives a Hardship Distribution, the Participant will be ineligible to defer Compensation and/or Performance Bonuses under the Plan for the balance of the Plan Year and the following Plan Year.

Section 6.3.    Domestic Relations Orders. Upon receipt of an enforceable domestic relations order from a court of competent jurisdiction, the Plan shall make an assignment and distribution from the Participant's Account in accordance with such order. However, in no event shall an assignment under this Section result in the establishment of an account for the benefit or in the name of any alternate payee named in the order.
Section 6.4.    Distribution Upon Adverse Finding by the Internal Revenue Service. If the Internal Revenue Service asserts that amounts deferred by a Participant pursuant to this Plan are included in the Participant's income for Federal income taxes before distribution, the Committee (or its designee) shall cause to be distributed to the Participant from his or her Vested Account an amount equal to all taxes, interest and penalties owed by the Participant as a result of such inclusion in taxable income.
Section 6.5.    Inability to Locate Participant. In the event that the Committee (or its designee) is unable to locate a Participant or Beneficiary within two (2) years following the required Payment Date, the amount allocated to the Participant's Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
Section 6.6.    Delay in Payment for Specified Employees. Notwithstanding any provisions in the Plan to the contrary, to the extent that the Company has any stock which is publicly traded on an established securities market or otherwise and, if a Participant who is a Specified Employee Separates from Service for any reason other than death, distribution of the Participant’s Vested Accounts shall not commence earlier than six (6) months after the date of his Separation from Service. Payments delayed by the preceding sentence shall be accumulated and paid on the earliest administratively feasible date permitted by such sentence.
ARTICLE VII.

ADMINISTRATION
Section 7.1.    Committee. The Committee is the Company's Benefits Committee, which has members that are appointed by, and serve at the pleasure of, the President of the Company. The number of members comprising the Committee shall be determined by the President, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the President. The President may remove any member by delivering a written notice of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the President.
Section 7.2.    Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. Any member or members of the Committee may execute any certificate or other written direction on behalf of the Committee.

Section 7.3.    Powers and Duties of the Committee.
The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
(a)    To select the Funds in accordance with Section 3.4(b) hereof;
(b)    To construe and interpret the terms and provisions of this Plan;
(c)    To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
(d)    To maintain all records that may be necessary for the administration of the Plan;
(e)    To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
(f)    To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
(g)    To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and
(h)    To take all actions necessary for the administration of the Plan.
Section 7.4.    Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
Section 7.5.    Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation and/or Performance Bonuses of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.
Section 7.6.    Compensation, Expenses and Indemnity.
(a)    The members of the Committee shall serve without compensation for their services hereunder.

(b)    The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
(c)    To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
Section 7.7.    Quarterly Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Accounts on a quarterly basis (electronically or otherwise).
Section 7.8.    Disputes.
(a)    Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") must file a written request for such benefit with the Committee (or its designee), setting forth his or her claim. The request must be addressed to the Committee (or its designee) at its then principal place of business.
(b)    Claim Decision. Upon receipt of a claim, the Committee (or its designee) shall advise the Claimant that a reply shall be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee (or its designee) may, however, extend the reply period for an additional ninety (90) days for special circumstances.
If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c).
(c)    Request For Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing a review of the initial denial. Such request must be addressed to the Committee (or its designee), at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee (or its designee). If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Committee (or its designee)'s determination.
(d)    Review of Decision. Within sixty (60) days after the Committee's (or its designee's) receipt of a request for review, after considering all materials presented by the Claimant, the Committee (or its designee) shall inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee (or its designee) shall so notify the Claimant and shall render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
ARTICLE VIII.

MISCELLANEOUS
Section 8.1.    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA, and the Plan shall be interpreted to effectuate this result.
Section 8.2.    Restriction Against Assignment. Except as otherwise provided in Section 6.3, regarding domestic relations orders, the Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee (or its designee), in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee (or its designee) shall direct.
Section 8.3.    Withholding. There shall be deducted from each payment made under the Plan or any other Compensation and/or Performance Bonus payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company with respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.
Section 8.4.    Amendment, Modification, Suspension or Termination. The Committee may amend or terminate the Plan at any time, in whole or in part, except that no such amendment or termination shall operate (a) to reduce or deprive a Participant or Beneficiary of any benefit accrued at the time of such amendment, (b) to result in an acceleration of the distribution of benefits under the Plan (due to a termination of the Plan or any other reason), unless such acceleration complies with Code Section 409A and the applicable regulations thereunder, (c) to cause any other violation of Code Section 409A or the guidance thereunder, or (d) to affect the Company's obligations for payment of such vested benefit as set forth herein. Notwithstanding anything in the Plan to the contrary or any election of a Participant to the contrary, in the event that the Company shall terminate the Plan and all other agreements, methods, programs, and other arrangements sponsored by the Company with respect to which deferrals of compensation are treated as having been deferred under a single plan with this Plan under Treasury regulation section 1.409A-1(c)(2), the Company shall have the discretion to accelerate the time of payment under the Plan, provided that no payments occur within twelve (12) months of the termination of such plans or agreements (other than payments that would be payable under the plans or agreements absent such termination), all payments are made within twenty-four (24) months of termination of the plans or agreements, and for three (3) years following the date of termination of this Plan the Company does not adopt a new plan or agreement that would be aggregated with this Plan if the same participants participated in the new plan or agreement.
Section 8.5.    Receipt and Release. Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee (or its designee) may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee (or its designee), is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee (or its designee) may direct that such payment be made to any person found by the Committee (or its designee), in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee (or its designee) and the Company.
Section 8.6.    Limitation of Rights and Employment Relationship. Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the Trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.
Section 8.7.    Code Section 409A. The Company intends that all benefits and payments to be made to a Participant hereunder will be provided or paid to such Participant in compliance with all applicable provisions of section 409A of the Code and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Services interpreting the same, and this Plan shall be construed and administered in accordance with such intent. This Plan may be modified to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, section 409A of the Code in connection with, the benefits and payments to be provided or paid to a Participant hereunder. Any such modification shall maintain the original intent and benefit to the Company and the Participant of the applicable provision of this Plan, to the maximum extent possible without violating section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. Benefits under the Plan are intended to be exempt from section 409A of the Code under the “separation pay exception,” to the maximum extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment. In no event may a Participant, directly or indirectly, designate the calendar year of a payment.
BIOMET, INC.
BENEFITS COMMITTEE

/s/ Margaret Anderson
Margaret Anderson

/s/ Robin T. Barney
Robin T. Barney

/s/ Daniel P. Florin
Daniel P. Florin

/s/ Greg W. Sasso
Greg W. Sasso

/s/ Jon Serbousek
Jon Serbousek

/s/ Bradley J. Tandy
Bradley J. Tandy

/s/ Darlene Whaley
Darlene Whaley